Exhibit 99.2

MULTIMEDIA GAMES, INC.

2008 Third Fiscal Quarter Earnings Conference Call

Held 9:00 AM (Eastern) on August 6, 2008

Operator: Good day, everyone, and welcome to the Multimedia Games, Third Quarter 2008 Conference Call and Webcast. This call is being recorded. And now, at this time, for opening remarks and introductions, I’d like to turn the call over to Multimedia’s Senior Vice President of Corporate Communications, Mr. Howard Chalmers. Please go ahead, sir.

P. Howard Chalmers, Senior Vice President, Planning and Corporate Communications:

Thank you, Operator. On this morning’s call are Anthony Sanfilippo, our President and CEO; Randy Cieslewicz, Chief Financial Officer, and Gary Loebig, Executive Vice President for Sales.

I’d like to remind everyone that today’s call and simultaneous webcast include forward-looking statements. These statements are based solely on present information and are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to the Risk Factors section of our recent SEC filings for a description of certain of these risks and uncertainties. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.

I’d now like to turn the call over to Anthony Sanfilippo.

Anthony Sanfilippo, President and Chief Executive Officer:

Thank you, Howard, and welcome to all of you joining us on the call and the webcast this morning. I’m very pleased to meet with you this morning for the first earnings call since I assumed the CEO role at Multimedia Games, and I’m glad to have with me my colleagues, Randy, Gary, and Howard.

As you probably know, the company has built an impressive number of solid and longstanding customer relationships, a formidable installed base of games, and an impressive platform of IP to serve the domestic and global gaming markets. When I was first appointed, my first order of business was to focus on reviewing the company’s portfolio of products and services, to conduct an analysis of expenses, and to meet with Multimedia team members and business partners in order to understand our current strengths and most likely opportunities for future success.

Our long-term success is predicated on our ability to provide products and services that are highly valued in the marketplace, and which can drive profitable revenue streams, and I’ll emphasize the profitable revenue streams. We’re going to be highly focused on driving profitable revenue streams. I won’t say it again, but know I’m thinking that in everything that we do at this company. We’re in the process of completing a comprehensive strategic review of our company and crafting an organization capable of building long-term, sustainable value for our shareholders, and I look forward to sharing this evolving strategy in future discussions.

We have strong positions in each of our primary markets, and each has potential for upside growth. We also have solid gaming technologies and systems, and I believe there’s opportunities for our company to move into additional markets and to expand with more emphasis on innovative methods to serve the gaming industry. However, I do recognize that our company has to focus on a set of core competencies, and to execute on those items very well to set ourselves apart from competing companies.

On this morning’s call, Randy will review the quarter’s operational highlights and financial results. And then I’m going to walk you through some of my observations from the first 50 days that I’ve been on board.

Now I ask our Chief Financial Officer, Randy Cieslewicz, Multimedia’s financial officer for the last year or so, to review the highlights. Randy?

Randy S. Cieslewicz, Chief Financial Officer:

Thanks, Anthony, and good morning everyone. As noted in our press release this morning, total revenue for the June 2008 quarter decreased approximately 2% year-over-year, and on a quarterly sequential basis by 6%. The quarterly sequential revenue decrease was primarily driven by the fact that our fiscal second quarter is historically our highest performing quarter.

Revenues generated from the Oklahoma market were $19.2 million for the June 2008 quarter, compared to $19.3 million for the March 2008 quarter, and $17.8 million in the June 2007 quarter. Revenues from Mexico were $2.4 million for the June 2008 quarter, compared to $1.2 million in the June 2007 quarter, largely reflecting the year-over-year growth in the installed base in this market. These year-over-year revenue improvements were offset by declines in revenues from Alabama and California of $1.6 million and $1.3 million, respectively.

With respect to our activities in Washington State, in Q3 we delivered 420 of the 600 player terminals sold in connection with the Spokane agreement, resulting in an increase in notes receivable of $6.7 million and an increased in deferred revenue of $3.5 million. Gross deferred revenue of $6.7 million was offset by cost of sales of $3.2 million. We have begun receiving notes receivable payments in Q4 and expect the notes to be paid off within 18 months. The revenue will be recognized over the four-year term of this contract and the date in which all deliverables associated with this contract have be delivered, which is now expected to occur in Q1 FY ‘09. The deferral of revenues related to revenue recognition and fair value for the new products allowed under the expanded compacts. Although we did not sign any new significant contracts in Washington State in Q3, we remain optimistic about our prospects for additional, meaningful sales into this market.

SG&A expense of $16.1 million for the June 2008 quarter reflects a quarterly sequential decrease of approximately $0.5 million due to the inclusion in the second quarter of the charges related to the CEO transition. SG&A expense in the June 2008 quarter increased $0.7 million from the June 2007 quarter, primarily as a result of additional personnel related to product reliability in Mexico operations. We expect SG&A of approximately $17- to $17.5 million in the September 2008 quarter. The anticipated increase in SG&A for the current quarter is primarily related to additional personnel and stock compensation expense associated with recent stock option grants. We are evaluating our organizational and expense structure to make sure that each of our products and markets we serve are delivering the financial results that were expected, or expect to deliver in the future.

Depreciation and amortization expense of $13.6 million increased $1.2 million on a quarterly sequential basis. We expect depreciation and amortization in Q4 to increase approximately $300,000, primarily related to the ongoing conversion of our Class II units in the Oklahoma market to Class III games. Beyond Q4, we expect depreciation and amortization to peak in Q2 FY ‘09, as all 1400 additional units at Windstar should be in service.

Net income in Q3 included interest income of $1.3 million, of which $1.2 million was related to imputed interest for capital advances associated with our development agreements. This compares to imputed interest income of $0.6 million in the year ago period and $1 million in the March 2008 quarter. We expect to record imputed interest income of approximately $1.2 million in current quarter. The amount of imputed interest income will start to decline once the WinStar expansion is complete and payments start being applied to the note receivable.

We expect capital expenditures in the current quarter of $11- to $13 million, inclusive of CapEx related to the purchase of approximately 500 third-party, standalone units, CapEx related to the component parts for our proprietary mGAME cabinets, and maintenance CapEx. As previously communicated, our CapEx will decline substantially once we have completed the 1400 unit addition to the WinStar facility. All CapEx purchases of third party standalone units for the WinStar expansion are anticipated to be completed by the end of Q1 FY ‘09, or December 31, 2008.

Cash flows from operations in the June 2008 quarter were $15.7 million compared to $4.5 million in the March 2008 quarter and $11 million in the December 2007 quarter. Improvements in cash flow from operations were impacted by a decrease in accounts receivable balance and an increase in accounts payable balance. Cash used by investing activities of $17.5 million includes $13.4 million of CapEx and $6.1 million in advances for the WinStar expansion development agreement, which completed our funding obligation and was offset in part by development agreement notes receivable repayments of $3.1 million.

During Q2 FY ‘08, we had net borrowings under our credit facility of approximately $3.8 million, and we had total outstanding borrowings under our credit facility of approximately $105 million on June 30. As of today, we have approximately $102 million outstanding on our credit facility. We expect Q4 interest expense to be flat with Q3 levels, and we now anticipate that our total outstanding borrowings will not exceeded $105 million.

One final housekeeping note related to the reported numbers. Reported Oklahoma compact revenue, SG&A, and diluted earnings per share for the fiscal 2008 third quarter were negatively affected as a result of adjustments made to correct an overstatement of Oklahoma compact revenue and SG&A for the three most recently reported quarterly periods — Q2 and Q1 of fiscal 2008, and Q4 of fiscal 2007. These adjustments had the effect of reducing Oklahoma compact revenue by $600,000, SG&A by $300,000, and earnings by approximately $150,000 in Q3. The company evaluated the adjustments both from a quantitative and qualitative perspective and determined that the amounts were not material to require a restatement of previous quarters’ financial statements, but was relative to the discussions regarding the sequential decrease in net revenue per unit, as it relates to the Oklahoma compact revenues.

Finally, as we near the cash flow inflection point, I want to assure our shareholders that we will deploy capital in a manner that is diligent and thoughtful. We will make decisions on the use of cash going forward that is in the long-term best interest of our company and its shareholders.

I will now turn the call back over to Anthony.

Anthony Sanfilippo:

Randy, thank you. Since joining the team, not too long ago, I have been working closely with the leadership of the organization, and we’ve been focused on a number of things. And I would like to take you through that.

We’ve been looking closely at our customer relationships. We’ve been looking closely at our product lines, the things we do well, the operational strengths, and the appropriateness of our organizational structure to support and maximize the return from each business relationship that we have. Among our high priorities is a close examination of what products and systems we can provide, where we deploy those products, and whether our internal resources are aligned with both our present commitments and upcoming business opportunities.

I’ve visited customers and their facilities in Oklahoma, Washington State, and Mexico, had discussions with charity bingo customers in Alabama, and I’ll soon be in the Alabama market, as well as in New York, visiting with the New York Lottery operations. Without exception, it is evident to me that there is meaningful value to be realized by strengthening relationships with each of our business partners and customers and by seeking to generate maximum revenue from the substantial gaming floor space committed to our company.

We are committed to actively supporting the performance of Multimedia’s game placements, most of which are covered under revenue sharing agreements. Towards this end, we’re going to focus on new or expanded marketing and promotional services to our customers. These efforts will be overseen by our newly hired Chief Marketing Officer, Ginny Shanks, who brings to the company more than 25 years of marketing experience and is a leader in the gaming industry. Ginny is going to also play a pivotal role in the future development of our products and services from inception to deployment. She has keen insight into what the end user, the customer who plays the machine, thinks about, and will be very valuable as we look to develop these future products.

I’m encouraged by Multimedia’s year-over-year increase in revenue derived from the Oklahoma market. This increase, combined with the previously disclosed, expected increase in unit count for quarter four of this year, as a result of the opening of the expansion of the Chickasaw Nation’s WinStar facility in Southern Oklahoma, really bodes well for our performance in this market.

The market in Mexico has really been puzzling to the industry. I am delighted we have a key relationship with an outstanding organization, Televisa. Their management team is committed to making gaming entertainment a viable form of entertainment in Mexico. We are going to work closely with Televisa and other customers in Mexico to thoughtfully unlock value for both our customers and our shareholders. I don’t think today that there’s any one company who has figured out Mexico, but we are going to put the right resources against trying to make Mexico a success, today and in the future, for our company.

The creation of our new Legal Affairs Department and the announcement yesterday of the appointment of Uri Clinton as General Counsel represents another example of our efforts to recruit broadly experienced, gaming industry talent to our management team. Uri’s going to lead the effort in our licensing process in many jurisdictions where today we are not licensed, and he will also ensure that appropriate patents and trademarks are recognized and recorded, increasing the value to our company. Now when we talk about SG&A and what happens from an expense side with SG&A, that is an area, too, that has legal expenses in it. And, we have had a sort of a mix of how we have managed our legal expenses, so I am excited about Uri’s joining our team also to make sure that as we look at legal, licensing and other expense that ends up being a general administrative expense; he will also provide leadership over that area.

Both Ginny and Uri have tremendous experience in our industry and they will help us to broaden the portfolio of knowledge that we have today at Multimedia Games.

The first seven weeks as CFO, we started to turn over enough stones to know that our company holds untapped value and opportunities in markets, both domestically and in Mexico and Canada. Our assets include our strong and growing installed base, and truly our customer relationships. Gary Loebig is here with us today, and he and his team have done a terrific job in establishing relationships with customers all throughout the United States and in Mexico and Canada, and we’ve got to make sure that we can continue to build upon the relationships that we’ve established and establish new relationships in markets that we have not been in yet.

We do have some compelling intellectual property. The bingo-based games from Class II that we really pioneered is a great intellectual property for us, and we need to continue to look at ways, not only domestically, but internationally, that we can leverage that technology and be a meaningful player in the development of Class III products.

And finally, I’ll tell you, before we open it up for questions and answers, I’ve been very impressed with the Multimedia Games team that’s in Austin and other locations. They are dedicated to having a quality company, and they are very eager to prove, not only to our customers but also to our investors, that they are a terrific team. And I couldn’t be more pleased with the people that I’ve interacted with, both in Austin and throughout the country, that are part of our Multimedia Games team.

Now, we’re going to open up the call to questions, and then I will close the conference call after that. So Ms. Operator, if you would please queue up the questions?

Operator: Thank you. [Operator Instructions] We’ll take Michael Friedman, Noble Financial.

Q – Michael Friedman

Yeah, hi guys. I’ve got a different bunch of different questions. First of all, can you tell us – you don’t really talk much about charity – can you tell us what you’re doing there to combat the decrease in the charity revenue?

A – Anthony Sanfilippo

Yeah, we haven’t, Michael, talked – I didn’t talk much about charity. As I mentioned, I’m going to be in Alabama next week. My view, without having spent time directly there, is that that market, as is the southern markets, whether you look at Mississippi or those markets in that general area, have seen a decrease in revenues. I know Mississippi has seen a pretty dramatic decrease in revenues. There’s been some additional equipment that are non-Multimedia Games equipment put in at VictoryLand. And, we also need to look closely at a player tracking system there – with our games, connecting that to the system at VictoryLand, and some other locations there.

I don’t have a good answer for you right now on Alabama and charity bingo in general. I can tell you, though, that we are looking at it closely. I’m bringing with me some marketing talent to look at how can we assist the Alabama market in trying to attract additional customers into their facility, and I’m meeting with their key management there. So, it is something that has concerned us that we’ve seen a decline there, and that is up next on the immediate discovery list of trying to see how we can help the turnaround and the decline in revenues there.

Q – Michael Friedman

Okay. Turning to Mexico, do you expect any changes in Grupo Televisa, as far as the [inaudible] rollouts, and the percentage of the floor going to Multimedia, and can you give us any insight as to your interactions with the customer there?

A – Anthony Sanfilippo

Yeah. I was delighted by my trip to Mexico, and I went to a couple of cities there, and was surprised at how vibrant the cities are and the strong population base that’s there, and really was ashamed at my preconceived notion of what I’d find in Mexico. What I found in Mexico was a lot of commerce, a lot people that were enjoying all different forms of entertainment, a lot of new growth that was happening with other forms of entertainment, whether it’s movie theaters or malls being built. And we had great interactions; we spent a full day with Televisa staff, their senior staff, talking about how we can work better together and what are some of the things that we can do to help them, from an experience standpoint, in moving along the learning curve from a maturing market in Mexico.

They have a very aggressive plan for development over the next couple of years, and they’ve got an impressive number of branded licenses at this point. We are in discussions on what is the best way for us to work together, and have – mutually benefit one another. So, that’s sort of the best way for me to tell you that I’ve just started my discussions with them, but I couldn’t ask for better business partners than Televisa. They are a major public company there. And the people that are overseeing the gaming side of it are very astute and keen businesspeople, and they’ve got a great vision to have gaming as a part of entertainment in that nation, and all throughout Mexico.

So it is – if somebody would just say, hey, let me just tell you about the number of licenses that are down there, and let me tell you about the population base, let me describe the cities to you that are in Mexico, most people would say, “I’ve got to be in Mexico.” Now, when you start to look at how Mexico has started off, I think part of that is because they really haven’t found a formula yet, whether it’s through marketing or site selection or facility layout, on how to really have gaming entertainment presented to the customer base. So that’s an update on Mexico. I [inaudible]

Q – Michael Friedman

[inaudible] Any insight there? Can you help a little bit – ?

A – Anthony Sanfilippo

Say it one more time.

Q – Michael Friedman

I’m sorry to interrupt. Can Multimedia Games help in that regard? I mean it sounds as though everyone in that market’s trying to figure out the floor layouts and the marketing, et cetera, can MGAM show up with any expertise?

A – Anthony Sanfilippo

Well, absolutely. And my background from a – being in the industry for the last 25 years, Ginny Shanks, you’re going to see me have a habit of hiring people a lot smarter than I am, and she’s one of them, as is Uri Clinton. And Ginny Shanks and her background, and other people that we’ve already brought down there to take a look at it, clearly will help Mexico – from an advice standpoint – look at how do we position Mexico to get beyond the normal trips and falls that a new market will make, and help them have a much more viable product that will be appealing to customers down in Mexico. And more than just one dimensional, more than just video units that are down there. Thinking about when somebody wants to escape from their normal world and go into a casino environment, it’s not all about just playing a unit in front of you; it’s about the environment that gets set within the four walls of that facility. And I think you’re going to find we are going to able to bring more insight to our customers, beyond just a machine somebody would sit in front of.

Q – Michael Friedman

Okay. But do you still expect the same sort of roll-out and percentage of MGAM on Televisa’s floors?

A – Anthony Sanfilippo

I think it’s premature for me to say to you yes or no, at this point.

Q – Michael Friedman

Okay. And you have, what, about two years left on that contract? Any thoughts about how you may approach them two years down the line?

A – Anthony Sanfilippo

You know what? We’re going to reposition in Mexico how we deal with them and everybody else. It’s an opportunity, with me coming into the company and also with others that are joining us, to step back and say, “what’s the best way for us to be great business partners” and really not have it limited by – within a contract right now, and that’s part of the process we’re going through.

Q – Michael Friedman

Okay. Well, another quick question for you. When you came in, and you made the assessment, you’re there a relatively short period of time. Did anything jump out at you, as far as low-hanging fruit? And is there something that can be done within the next quarter, for instance, good, good, or indifferent, in other words, bring on new customers or cut some costs somewhere, or bring on some new products that are on the precipice, something like that? Is there something like that that jumped out at you immediately, that this is just obvious that we can do something with?

A – Anthony Sanfilippo

Yeah, a number of things did.

And what I would want you to focus on, first of all, is the recent additions of both Ginny Shanks and Uri Clinton, because the low-hanging fruit on the legal side was to have a General Counsel in place. We, on the legal side, really have not had a – we’ve had people put forth a good effort, but we’ve been all over the place on how we’ve looked at handling any type of legal costs, and we’ve been spread across the board. So that was an easy thing to look at and say we need to have one person who not only can oversee our legal side but also has – is a great thought leader join our team.

And then from a marketing side, one of the very first things to hit me when I start looking at the number of games that we’re allowed to have via our agreements with customers – shared revenue games – that we had a woefully inadequate marketing presence to add value to our customers, whether it was globally – or how they run their facilities — or whether it was specifically on the number of games that we have on gaming floors. I’ll give you two Oklahoma examples, which I know you know is over 60% of our quarterly revenue. We have 900 machines in a casino, Riverwind, in Norman, Oklahoma, and then in WinStar, we’re going to have over 2,400 machines. That’s a lot of committed floor space, and we need to be putting a lot of thought against how do we – since we’re revenue sharing – how do we help our customers drive people into their casinos through a variety of ways, and specifically, how do we better market our machines?

Now, from a inception-to-deployment standpoint, we have had virtually no marketing influence as we develop our products, and then as we deploy our products, or as we talk about our products and bring them out into the marketplace. We are not licensed in most commercial jurisdictions. And so as we start to go into the Class III markets, you can’t sell what you’ve got unless you’re able to sell it in that market. And so, the ability to license or to receive licenses in states like Louisiana and Mississippi, and on and on and on, will help open up our revenue pipeline.

Now, more from a parochial standpoint, if you start to look at expenses within the organization by taking a different look at it, yeah absolutely, we can look at ways we using our labor resources correctly. Are we focused on the right things? There’s a number of things that you start to look at with a fresh look at a organization; you can make changes that will make sure you’re using your resources in a much better way. I looked at third-parties, both consultants, lobbyists, etcetera, and we went through that list carefully to make sure that everybody that we have affiliated with us is adding appropriate value. And in some cases we have ended relationships with third parties, whether they’re consultants or whatever they might be. But with every dollar we spend, we’re taking a look and saying, “is it adding value to our company?”

So that’s a pretty broad answer, but the answer is “absolutely”, in many ways. But, the bigger ways are really redefining who our team is and how we think about the business. It’s not going to be me that comes in and makes the business better; it’s going to be a collection of existing Multimedia Games talent and new talent that we bring in to the company that helps us think much broader about how we do business, who we do business with, and where we do business.

Q – Michael Friedman

Great. Thank you so much.

A – Anthony Sanfilippo

You bet.

Operator: And we’ll now hear from Ryan Worst, Brean Murray.

Q – Ryan Worst

Thanks, good morning, guys.

A – Anthony Sanfilippo

Hey, Ryan.

Q – Ryan Worst

Anthony, you had mentioned your thoughts on pursuing profitable revenue streams. I take it that means there are some unprofitable revenue streams, and maybe you could expand on what you see at the company now, and whether or not you could get out of some of those unprofitable revenue streams, or how much is there?

A – Anthony Sanfilippo

Well, I’ll tell you. When I started, I asked the team to present to me, Ryan, where we are and what our businesses are. And as they started to take me through and they cheerfully told me we’re international. And I said, “Great, where are we?”, and they said “Malta.” I didn’t tell them at that time, but I had to go back to a map and figure out where Malta was, and, when I figured out where Malta is, then I asked a question. “Well, do we make any money in Malta,” and the answer was, “No, we don’t make any money in Malta.” Now, as we start to look at a Malta, as we start to look some other places, and we’re listing what would be most profitable and least profitable and where we place the resources, there are some things that we gotten into that don’t seem to quite equate to the resources we place against it. My fear is somebody from Malta’s listening to this call at probably at 2 o’clock in the morning and are going to be upset with me, but that would be an example. Now we don’t have a lot of expense against Malta, but we probably don’t have a lot of business being in Malta, at this point.

And where we make a lot of money, or where we drive a lot of revenue – Oklahoma, Washington, Alabama, the New York Lottery, Mexico – we need to first focus on those markets to make sure that we’re doing what we’re supposed to do there extremely well, and leveraging our opportunities in those locations. And, at the same time starting to look at some areas that we’re possibly in that’s just not worth the resource we’re putting against it.

Q – Ryan Worst

Okay. And then in terms of you guys providing more input to your customers, what have you seen on their ends that they’re open to receiving more input from you? I mean, is there going to be more of MGAM personnel down in Mexico, or on the floors – gaming floors – in Oklahoma?

A – Anthony Sanfilippo

Well, I think you ought to separate the two. Are they interested in what we have to say and want to see us as a business partner because of expertise that we might be able to provide or insight that we might be able to provide will make their businesses better? Absolutely. Everybody I talked with has said, “We welcome your input, we welcome – your helping us in our thoughts about how we think about positioning our property and driving revenues.” There is no question about that.

When I look at Mexico, and having talked with Televisa, they have said to me, “We welcome your input in site selection.” They have 65 licenses there. 65 licenses, that’s a lot of licenses. They’ve opened up 16 casinos. They’ve got plans right now, over the next year for, I don’t know the exact number, but it’s probably 12 or 18, and they have said we would like you to be here with us when we look at site selection. It’s in our best interest to be there with them. We currently don’t have someone in Mexico who has the skills set to really evaluate site selection. They don’t have the skills set to really help provide insight in the floor layout, into thinking about product offerings within a casino. There’s a number of things we can do to help make those facilities a lot better. So, do I expect that there would be somebody who is seasoned that will be a resource that is exclusively focused on Mexico? Absolutely. We can’t help them, or help ourselves get to where we need to get unless we’ve got the right talent in place to do that.

Q – Ryan Worst

Okay. And then, maybe you could just expand on the accounting adjustments that you made. What happened there in the previous quarters. And then, also it still looks like the performance of the Class III games declined on a win per day basis, year-over-year, and if you could provide some insight into why that’s the case?

A – Anthony Sanfilippo

Yeah. Randy will give you what happened accounting-wise, but you need to know – all of you need to know – that when that adjustment came up, we thought it was extremely important that we reveal that to you and that we talk with you about that. It is important to all of us that we are very transparent on how we run this business, and that we want you to know if there is going to be an adjustment that affects – and this is not a material adjustment and in any one of the quarters, it’s insignificant – it from a cumulative standpoint in the third quarter, it has a couple of dollar effect on win per unit in Oklahoma. And, as we prepared for this call, we said we want to make sure those who are interested and invest in our company understand even things that are considered insignificant, because we want you to understand the full financial situation of our company and outcome of our operations, as well how we’re looking to the future. So, Randy, why don’t you tell them what happened from an accounting side?

A – Randy Cieslewicz

All right, Ryan. Well, in summary, what happened was we’ve been moving from our back office system in a number of facilities to the third-party back office system. And, as we bring the data back, it’s more of a mechanical process. Some of our contracts have a reimbursement for service and marketing reserves, and through changing over the way we receive data and import data into our general ledger, we made a mechanical error in the journal entry, and it’s happened since we’ve been migrating off of the system.

And as Anthony said, it didn’t amount to a material amount over the last three quarters. It was less than, like $20,000 in ‘07 – 4Q ‘07. It was on – in the first fiscal quarter of the year, the adjustment was like $200,000 of revenue that was compact revenue that was overstated and $100,000 in SG&A that was overstated. So, the net effect of that was about $100,000 pre-tax. And then, in Q2, it was double that. It was about $400,000 in revenues and $200,000 of SG&A that was overstated. So it was about $200,000 pre-tax. So, when you talk about the EPS effect, it was about $300,000 gross or $150,000 net tax effect. So, on a year-over-year, comparative basis, the net revenue per day on, say, for example, our compacted revenue units, if you calculate it’s about $31.80 right now. This adjustment would have put it about $33, had it not been recorded this period. And then, win per unit in the year ago period was about $33.50. So there was a very slight decline, but not much…

Q – Ryan Worst

Okay.

A – Randy Cieslewicz

…in terms of the net revenue per compact unit.

Q – Ryan Worst

Okay. And then, it looks like your Class II win per day revenue per day is up. Is that just basically because you lost the low-yielding California units?

A – Randy Cieslewicz

Well, it’s even more than that. It’s also the lower yielding units in Oklahoma. And keep in mind, we still have over 300 Class II units at WinStar that performed very, very well. So to the extent that the Class II units come outside of places, outside of WinStar, the average revenue per unit for Class II is going to go up.

Q – Ryan Worst

All right. Okay, and then as far as stock comp goes, what was that number in the fiscal third quarter, and then how much of that $17 to $17.5 million in the fiscal fourth quarter is expected to be stock comp?

A – Randy Cieslewicz

A little more than $300,000 in Q3. I expect that to double in Q4.

Q – Ryan Worst

Okay. That’s all, thanks.

A – Anthony Sanfilippo

All right. Thanks, Ryan.

A – Randy Cieslewicz

Thanks, Ryan.

Operator: We’ll now hear from Justin Orlando, Dolphin Management.

A – Anthony Sanfilippo

Hey, Justin.

Q – Justin Orlando

Good morning.

A – Randy Cieslewicz

Good morning.

Q – Justin Orlando

I wanted to just ask very briefly, now that we’ve got the WinStar expansion in our sights here, what are you all expecting the fiscal 2009 to look like, in terms of free cash flows?

A – Randy Cieslewicz

Well, Justin, I think if you look at – we don’t give guidance on that, but we certainly can talk about it from a high level. We look at our CapEx, our maintenance – I mean, our CapEx is going to go down to basically maintenance CapEx. We’ve said in prior periods, I think, $30 million on a CapEx basis is a good figure for fiscal 2009.

So to the extent that we generate, let’s just throw out there, let’s just say base $60 million in EBITDA. You’ve got $30 million, plus or minus your cash taxes and cash interests. So, it could be, conservatively, I think it could be $20 million.

A – Anthony Sanfilippo

Yeah. I mean, I wouldn’t even answer that. I mean, we’ve got, I think, so much work to do in front of us, and so much opportunity that I personally wouldn’t give an answer on that. On what we think it’s going to be, because I think it’s going to look much different in three months. But it’s going to be, clearly from the standpoint of governing our CapEx, the outcome is that we think it’s going to please our shareholders.

Q – Justin Orlando

I assume that with the numbers that Randy just went through there, that he’s not including numbers coming back from notes receivable in that number.

A – Randy Cieslewicz

Yeah, that example I gave, I wasn’t talking about notes receivables.

A – Anthony Sanfilippo

That’s where I think people will get confused if we try to put a number out there right now.

Q – Justin Orlando

Well, I think it’s a very important thing and when we can get a handle on it, for investors, I think it’s an extremely important piece of the puzzle for the story on this company.

A – Anthony Sanfilippo

Yeah, I agree with you. Justin, I fully expect as we go through the next couple of months, and clearly by the next conference call, we’re going to have – there’ll be a lot more clarity on what the opportunities look like, and how we’re going to leverage current opportunities that we have. There will be other thought leaders that have been part of the process. We’ll have a better understanding on where those expense opportunities have been, because we’ll have taken advantage of them by then. And, I’d ask you and other investors to give us a little bit of time to work through that.

Our goal, again, as I said, is that we are very transparent. We aren’t going to provide guidance, as we haven’t in the past. I think that’s typically something that leads to disappointment for people. But we are going to share with you our plans as they develop, but they’re still developing. And the company is going to be much different as to how it looks at things with myself involved and others involved. We’re going to hold on to the core of what we’ve done well, but we’re going to also look at what we think are untapped opportunities.

Q – Justin Orlando

I appreciate that. And I know you’re new on the job, and so we look forward to hearing your fully baked plan in some form next quarter. I wanted just to go back to what you were talking about in terms of Mexico, and just to make sure that I understand what it is you meant, and that everybody else does as well. So with respect to Mexico, the contract just goes out two years, but you are all trying to make that contract better for Multimedia Games and for Televisa today. And so I assume that some of these discussions you’re talking about are talking about potentially altering the way you all work together, and making that more profitable for both Televisa and MGAM?

A – Anthony Sanfilippo

You captured what I was trying to say very well.

Q – Justin Orlando

Okay, well I appreciate that. That’s what I’ve got, thanks.

Operator: We will now hear from Chris Pereece, Foxhill Capital.

Q

Hi guys.

A – Anthony Sanfilippo

Hi.

A – Randy Cieslewicz

Hi.

Q

Most of my questions have been answered, but I wanted to just get some clarification on your Class II games on the average installed player terminals. The number you guys listed was 2,352, and just looking at where you started the quarter and where you ended the quarter, you ended more towards 26, 2700. I just wanted to see the reason for the average was lower than where you ended, and where you began and ended?

A – Randy Cieslewicz

Well that’s going to be a – that’s a difficult question to answer. I think we have to pull some numbers out here just to figure out.

Q

You, were you moving games from -

A – Randy Cieslewicz

In general, the conversion, we’re converting units, but let me try to find some, if we can quote the calculation on the average units.

A – Anthony Sanfilippo

Well, you got another question, Chris, as he’s looking that up?

Q

Yeah, I guess, I wanted to follow-up on a question that was asked earlier on the Class – the Oklahoma compact – the win per day. Because I am calculating it as, I mean, year-over-year that it’s closer to like a 10% decrease, even maybe like 8% or 9%, even adding back the $600,000? I just wanted to get clarification on that, because I think you said it was roughly flat?

A – Anthony Sanfilippo

Yeah, it was $300,000. The net was $300,000, and it was 10%, but then when you take the adjustment, it brought it back up to – Randy, I thought we had like a 5% was market, just general market decline and 5% was this adjustment when you looked at it.

A – Randy Cieslewicz

You are talking about the net revenue adjustment on the...?

A – Anthony Sanfilippo

Yeah, he’s talking about our win per day per unit in Oklahoma for the quarter. The adjustment had about a 5% impact on that, and then we saw about a 5% decline.

A – Randy Cieslewicz

Well, let me just... Let me grab...

A – Anthony Sanfilippo

Year-over-year, year-over-year.

Q

Right.

A – Randy Cieslewicz

This is different. The net revenue per unit is, on the absolute numbers that we reported, net revenue year-over-year, real-time bingo was up significantly as Ryan pointed out. That was up 30%.

Q

Right.

A – Randy Cieslewicz

35%. The compact in net revenue per day was down 5% on the reported numbers. And then, on a gross basis we were – on a quarter sequential basis – we were basically flat, like $100,000 or less than that down in Oklahoma. I’m not sure if I’m answering the question.

A – Anthony Sanfilippo

Let’s ask Chris. Is he getting to your answer, Chris?

Q

I mean, I guess we could follow up, because I guess I just had some different numbers, I mean maybe it’s better if we just follow up offline.

A – Randy Cieslewicz

Yeah, that’d be good. That’d be better, so I can pull out the schedules and...

A – Anthony Sanfilippo

Do you mind if we follow up on Class II, too?

Q

That’s fine. Okay. Thank you, guys. That’s all I have.

A – Anthony Sanfilippo

Thanks, Chris.

A – Randy Cieslewicz

Okay.

Operator: We’ll take a follow-up question from Ryan Worst.

Q – Ryan Worst

Yeah. Just in terms of your third party vendor, machine purchases, how many games have you purchased in the fiscal third quarter, and then after the – and how many do you have required – what are you required to purchase? I think you said 500 more in the fourth quarter, but what about beyond that?

A – Randy Cieslewicz

Yeah. Well, we purchased 450 or so in third quarter and we do – Ryan, we have to buy 500 WMS in the fiscal fourth quarter by the end of Q1, so which is December 31. So we’ll buy 500 more WMS units between now and the end of the calendar year, and that will meet our commitments to WMS. And we’re about to – we have a couple of hundred more that we’re required to buy as part of the Aristocrat agreement.

A – Anthony Sanfilippo

Yeah, and let me separate “required” and “desired”. Because if you think about our company from the standpoint of our ability to have relationships with customers, to place product on their floor, the outcome of having the right mix of products on the floor to maximize on a revenue share basis, the most profitable win per unit, I would tell you that there is both a desire as well as what’s required right now. And how we are going to look at things moving forward is what’s the most profitable product to have on the floor in relationships that we have with customers.

Now, we are going to continue to work diligently to develop content and produce products that are highly competitive and relevant. But I don’t want to be so blind that if there is a competitor who has a better product. Where we have so much floor space, that it makes more sense to look at a – and I’ll call it a competing partner – then we’d look to the competing partner, if ultimately it’s going to be a higher win per unit net for us, and for our customer to have that product on the floor. And so, it’s going to be important that we have strategic alliances with those who also produce product and might be able to – on floor space that we have a contract for – help us with a better mix of products.

Q – Ryan Worst

Right. So Randy just to get that straight, it’s – you bought 450 in the June quarter and then, right now, you are contracted to buy 700 more – 500 from WMS and 200 from Aristocrat – by the first quarter?

A – Randy Cieslewicz

That’s about right.

Q – Ryan Worst

Okay. And then, Anthony or Randy, maybe you guys could provide some color on the performance of your proprietary games, and then, also my last question is, when do you think you could be on the player tracking system in Alabama?

A – Anthony Sanfilippo

Well, I’ll tell you that – I’ll talk a little bit. We’ve developed a cabinet that is a wide body unit that really has had really nice feedback from customers, and it’s had a higher win per unit. Now we’ve, obviously, got to have content in that cabinet for somebody to play it, and we just introduced a game that is called Jambalaya Jackpot that really has been well received. And so – and this is a Class III game – we do some games that have great graphics that are encouraging to me when I first started with the company. So there are some possibilities there. I want us to have a much more complete portfolio of offerings of games for our customers, and that’s going to be helped by some additional thought input into how we produce content. But, there’s a couple of bright spots out there that I feel pretty good about. We just recently put our 500th machine in service that is a Class III machine, and we are sort of – we are at a good starting point to produce much more relevant product than we’ve been able to produce in the past.

Q – Ryan Worst

Okay, thanks. And then, the Alabama player tracking system?

A – Anthony Sanfilippo

Well, again, I’ll tell you, I’m going to be there next week. And I really want to understand exactly what the issues are there. I don’t want to just hang it all on the player tracking system. We think that that is something that needs to be done, but Alabama is a market that I really want to understand better, and to understand what are the triggers we need to pull to make that better. Randy, do you know on the player tracking system, about a timeframe that we’ve talked about or Gary, I should ask, is there a timeframe we’ve looked at there?

A – Gary Loebig

Probably in the next 12 – this is Gary – in the next 12 to 14 weeks for a massive deployment. Prior to that, we’ll be adding machines as we go forward.

A – Anthony Sanfilippo

Yeah, I’m as concerned about Alabama that it’s sort of somewhat caught into a regional downturn. And so, that’s why I want to spend time there, really looking broadly at the casinos in Alabama, to find out what is driving lower revenue and win per unit.

Q – Ryan Worst

Okay. Thanks.

A – Anthony Sanfilippo

Thanks, Ryan.

Operator: We’ll now hear from Chris Dechiario, ISI Capital.

Q – Christopher Dechiario

Good morning.

A – Anthony Sanfilippo

Hi, Chris.

Q – Christopher Dechiario

Good morning. Actually all my questions have been asked already. But I just had a quick follow-up on the wide body units, just to make sure I understand. When you were saying that they’re a bright spot, that the win per unit is higher, is that also relative to their size, relative to the floor space that they’re taking up, I mean is there – do they take up more floor space than sort of a traditional....?

A – Anthony Sanfilippo

No. No, they don’t. You know what? They’re just a very comfortable unit. And just a little bit different design, and you’re a little bit closer to the monitor when you play it. And we’ve gotten great feedback on the comfort level of the units, how they look, so how attractive they are, and then we put some good content into the box. But it doesn’t take up any more floor space.

Q – Christopher Dechiario

Great, okay. Thank you.

Operator: And we have a follow-up from Justin Orlando from Dolphin Management.

A – Anthony Sanfilippo

Hi, Justin.

Q – Justin Orlando

Hey, Anthony, hi there. Just one more thing. I missed a little bit of the intro when you guys talked about the notes receivable payback timeline. I guess it was in the opening remarks.

A – Randy Cieslewicz

Yeah, I mean I just talked about the amount that we did receive. I didn’t talk about the expected payback. But, I’m sorry? But, Justin, I would say that, as you know, it’s based on the $65 million note receivable on the WinStar property is based on the performance of the property. So...

Q – Justin Orlando

Sure.

A – Randy Cieslewicz

Some of that’s dependent on the performance of the property, but I would model – I would model a million dollars a month. That’s what I would model.

Q – Justin Orlando

You’d model a million a month?

A – Randy Cieslewicz

Right. As inflow from that note.

Q – Justin Orlando

And that’s the number you think you could hit...

A – Randy Cieslewicz

I would say that, based on our experiences at Riverwind, they paid that – the Chickasaws paid that back much faster, and we’ve had good experiences with them, as far as the repayment.

A – Anthony Sanfilippo

Yeah the Chickasaws, in meeting with them – again, I’ll tell you – I was so impressed with the Chickasaw team. And they are in Ada, Oklahoma, so I went for my first time to Ada, Oklahoma, and met with the Chickasaw Enterprises team, and they are great partners to have. They’re very thoughtful about how they think about the gaming business, and they’re into other businesses, and they’ve taken great pride in that they have paid us back ahead of schedule with every loan that we have extended to them.

A – Randy Cieslewicz

Justin. Maybe I did mention the note receivable from the Spokane contract, if that’s what you were asking about. I don’t know if you – there was specifically mentioned. One has to think about WinStar, which is the big – the bulk of our notes receivable, but we did, I did mention the notes receivable from the Spokane agreement, if that’s what you had in mind.

Q – Justin Orlando

I guess that’s what it was. I only caught a little bit of it, and I’ll catch it on the transcript, and I’ll come back to you. I appreciate you guys’ color on that. Thank you.

A – Randy Cieslewicz

Thanks, Justin.

Operator: And there are no further questions.

Anthony Sanfilippo:

Well, thank you, Operator.

And I do want to thank everybody that has participated, whether you’re been listening or asking questions. It’s important to us that you’re interested in our company and that you stay interested in our company.

There are four things that I challenge the Multimedia team members to focus on. And that is, every day to be dedicated to a commitment to excellence in all we do. That we just can’t be spread out and do things somewhat well; we need to do everything that we do well. So, that may cause us not to do as many things as the company has done in the past.

We need to be customer-driven in our decision-making, so it is important that when we do something, we’re thinking about the positive impact or the value it’s going to have to our customer.

We need to deliver value to our shareholders; that we are a public company and it’s important that people who trust us with their investment feel like they made a good choice as time goes on.

And most importantly, we have to act with integrity with all that we do. Those are the four principles that we talk about here on a regular basis on how we’re going to run the company.

We’re committed to bringing you candid updates on our company’s progress and we’re committed to be in open with you about the challenges. Everything is not, “Hey, it looks great.” There are some things that we need to smarter about and continue to work hard to turn from something that’s not working well to something that is going to be an advantage for us.

I’m excited about where our company can go, and it’s important to all of us that we are a respected and relevant company in the gaming industry.

Thanks again for taking the time to be part of call, and I look forward to talking with you either at the next conference call or before. Goodbye.

Operator: And that concludes today’s conference. We do appreciate your participation. Have a great day.

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